Exhibit 10.12

AMENDMENT NO. 2 TO TRADEMARK SUBLICENSE AGREEMENT

This Amendment No. 2 to Trademark Sublicense Agreement is entered into as of May 30, 2003 (this “Amendment”) by and between Peter A. Morton (the “Sublicensor”) and Hard Rock Hotel, Inc., a Nevada corporation (the “Sublicensee”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Agreement (as defined below).

WHEREAS, the Sublicensor and the Sublicensee have entered into that certain Trademark Sublicense Agreement, dated as of October 24, 1997 (the “TSA”), as amended by Amendment No. 1 to Trademark Sublicense Agreement, dated as of March 23, 1998, by and between the Sublicensor and the Sublicensee (“Amendment No. 1” and, together with the TSA, the “Agreement”).

WHEREAS, Sublicensor and Sublicensee desire to amend the Agreement with respect to the Term.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Amendment.  Article 6 of the Agreement is hereby amended and restated in its entirety so that such Article 6 shall read as follows:

Article 6.  Term of License.  The term of this Agreement (“Term”) commences on the Effective Date and continues until the earlier of (i) June 1, 2018 and (ii) the indefeasible repayment in full in cash of the 8 7/8% Second Lien Notes due 2013 then outstanding under the Indenture, dated as of May 30, 2003 (the “Indenture”), between Sublicensee and U.S. Bank National Association, as trustee.

2.             Further Assurances.  Sublicensor and Sublicensee agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other party to evidence and effectuate further the purposes and intents set forth in this Amendment.

3.             Entire Agreement/Construction.  This Amendment shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

4.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

5.             Separate Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

6.             Effect of Amendment.  Except as modified as set forth in this Amendment, the Agreement remains in full force and effect and this Amendment shall be incorporated into and become a part of the Agreement.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the date first above written.

Sublicensor:

Peter A. Morton

Sublicensee:

HARD ROCK HOTEL, INC.

By:
	Name:	James D. Bowen
	Title:	Chief Financial Officer